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                                                                    EXHIBIT 21.1

                      SUBSIDIARIES OF HAMPDEN BANCORP, INC.

The following will be a wholly-owned direct subsidiary of Hampden Bancorp, Inc. upon completion of the conversion:


NAME OF SUBSIDIARY                              JURISDICTION OF INCORPORATION


Hampden Bank                                    Massachusetts

The following are wholly-owned subsidiaries of Hampden Bank:


NAME OF SUBSIDIARY                              JURISDICTION OF INCORPORATION


Hampden Investment Corporation                  Massachusetts

Hampden Insurance Agency                        Massachusetts